Exhibit 99.2

Form of Notice of Internet Availability of Information Statement Materials

Important Notice Regarding the Availability of Materials

RECRO PHARMA, INC.

RECRO PHARMA, INC.
490 LAPP RD
MALVERN, PA 19355

You are receiving this communication because you hold securities in Recro Pharma, Inc. Recro Pharma, Inc. has released informational materials regarding the spin-off of its wholly owned subsidiary, Baudax Bio, Inc., that are now available for your review. **This notice provides instructions on how to access the Baudax Bio, Inc. materials for informational purposes only. This notice is not a form for voting and presents only an overview of the Baudax Bio, Inc. materials, which contain important information and are available, free of charge, on the Internet or by mail or e-mail. We encourage you to access and review the Baudax Bio, Inc. materials closely.**

To effect the spin-off, Recro Pharma, Inc. will distribute all of the outstanding shares of Baudax Bio, Inc. common stock on a pro rata basis to the record holders of Recro Pharma, Inc. common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Baudax Bio, Inc. materials, Baudax Bio, Inc. will be a standalone, publicly traded company. Recro Pharma, Inc. is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

The Baudax Bio, Inc. materials consist of the Information Statement, that Baudax Bio, Inc. has prepared in connection with the spin-off. You may view the Baudax Bio, Inc. materials online at ***www.materialnotice.com*** and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

E86518-S93215

How to Access the Materials Materials Available to VIEW or RECEIVE: Information Statement, including any Supplements How to View Online: Have the information that is printed in the box marked by the arrowï§XXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:    1) BY INTERNET: www.materialnotice.com    2) BY TELEPHONE: 1-800-579-1639    3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrowï§XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. - S93215 E86519

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY - S93215 E86520

THIS PAGE WAS INTENTIONALLY LEFT BLANK - S93215 E86521